Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 15, 2008 (which describes an uncertainty as to going concern), relating to the consolidated balance sheet of Security With Advanced Technology, Inc. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2007, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado

July 28, 2008